AMG FUNDS III

AMENDMENT NO. 29 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

October 8, 2020

The undersigned, an officer of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, does hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, a majority of the Trustees wish to redesignate AMG Managers Cadence Emerging Companies Fund as AMG GW&K International Small Cap Fund;

WHEREAS, a majority of the Trustees with to redesignate AMG Managers Cadence Mid Cap Fund as AMG GW&K Mid Cap Fund; and

WHEREAS, a majority of the Trustees have authorized and directed the officers of AMG Funds III to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Declaration of Trust to reflect the share class changes described above;

NOW THEREFORE, effective as of October 8, 2020, pursuant to Section 5.11 of the Declaration of Trust, AMG Managers Cadence Emerging Companies Fund is hereby redesignated as AMG GW&K International Small Cap Fund, and AMG Managers Cadence Mid Cap Fund is hereby redesignated as AMG GW&K Mid Cap Fund.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Mark J. Duggan
Name:	Mark J. Duggan
Title:	Chief Legal Officer